1995 LONG-TERM EQUITY PLAN OF USG CORPORATION

        PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT


1.  Date of Award.  This award is made as of January 2, 1996
("Date of Award").

2. Award of Performance-Based Restricted Stock. USG CORPORATION (the "Corporation"), for good and valuable consideration, the receipt of which is hereby acknowledged, hereby grants to
                   (the "Grantee")        shares of performance-based
restricted common stock, $0.10 par value, of the Corporation, upon the terms and subject to the restrictions and conditions hereinafter stated. Such grant is made pursuant to the 1995 Long-Term Equity Plan of the Corporation (the "Plan"), all determinations by the Committee appointed under the Plan (the "Committee") necessary or appropriate to the making of this award, including the Committee's adoption of Operating Guidelines (the "Guidelines") under the Plan pertaining to this award, having been duly made.

3. Restrictions. Grantee shall not sell, assign, exchange, donate, pledge, or encumber the shares granted pursuant to paragraph 2 above through the termination of the Performance Period (as defined in paragraph 4) and the determination by the Committee of the vesting and release from restrictions of any portion of the award hereunder (collectively, "Restriction Period"). This award also shall be subject to the following conditions:

     3.1. Legend and Custody. The Corporation shall issue a certificate or certificates representing the shares granted pursuant to paragraph 2 above, which certificate or certificates shall be registered in the name of the Grantee. Such certificate or certificates shall bear a legend or legends referring to the terms, conditions, and restrictions applicable to the aforesaid award and such other provisions as may be determined by the Corporation. Such certificate or certificates shall be retained in the custody of the Corporation at all times during the Restriction Period, and Grantee shall execute and deliver to the Corporation, promptly after the beginning of the Restriction Period, a stock power, endorsed in blank, relating to such certificate or certificates.

     3.2. Change in Control. In the event of a Change in Control, as defined in Section 10(b) of the Plan, the value of the shares granted pursuant to paragraph 2 above shall be converted to cash on the basis of the Change in Control Price, as defined in Section 10(c) of the Plan, and such cash shall be paid to the Grantee.

     3.3. Termination by Disability, Death or Retirement After Age 62. In the event employment of the Grantee by the Corporation or any Subsidiary terminates, prior to the termination of the Performance Period, by reason of disability, death or retirement after attaining age 62, the entire award hereunder shall be subject to the Performance Determination (as defined in paragraph 4) and the shares subjected thereto released or forfeited in accordance with the provisions of paragraph 4 below (in the event of such death, any such release of shares shall be only to the executor or administrator of the estate of the Grantee or the person or persons to whom this award shall pass by will or the laws of descent and distribution).

     For purposes of this document, "disability" shall mean an inability due to physical or mental impairment to perform the duties of the Grantee's position for the immediately preceding six (6) months and an inability for the same reasons to be gainfully employed for the rest of the Grantee's life, both of which findings shall be certified by a physician or physicians satisfactory to the Corporation or the appropriate Subsidiary.

     3.4. Termination by Reason of Early Retirement or Discharge Without Cause. In the event employment of the Grantee by the Corporation or any Subsidiary terminates, prior to the termination of the Performance Period, by reason of retirement before age 62 or discharge by the Corporation or a Subsidiary without cause (a "Termination Event"), the following portions of the award hereunder shall be subject to the Performance Determination and the shares subjected thereto released or forfeited in accordance with the provisions of paragraph 4 below (the portions of the award hereunder not so subject to the Performance Determination shall be forfeited as of the date of the Termination Event):

           - 33 1/3% of the total awarad on a cumulative basis if Termination Event occurs before the first anniversary of the Date of Award;

           - 66 2/3% of the total award on a cumulative basis if Termination Event occurs after first but before second anniversary of the Date of Award; and

           - 100% of the total award on a cumulative basis if Termination Event occurs after second anniversary of the Date of Award.

         For purposes of this doument, the term "cause" shall mean a Grantee's conviction of a felony or a determination by the Committee that a Grantee has engaged in acts which have been materially harmful to the Corporation or its Subsidiaries, including the following: (i) an act of fraud, embezzlement or theft in connection with the Grentee's employment; (ii) wrongful damage to property of the Corporation or its Subsidiaries; (iii) wrongful disclosure of secret processes or confidential information of the Corporation or its Subsidiaries; or (iv) wrongful competition with the Corporation or its Subsidiaries.

         3.5. Termination for Other Reasons. In the event employment of the Grantee by the Corporation or any Subsidiary terminates for any reason other than disability, death, retirement, or discharge without cause, the entire award hereunder shall be forfeited on the date of such termination.

4. Performance Determination. Subject to the provisions of paragraph 3 above, the award hereunder shall be deemed earned and freed from all restrictions and delivered to the Grantee in accordance with the following schedule upon certification by the Committee of the Corporation's total shareholder return during the period beginning January 1, 1996 and ending December 31, 1998 (the "Performance Period"), relative to the total shareholder return of each of the companies (other than the Corporation) comprising the Value Line Building Materials Index ("Index"), assuming in each case standard fixed investments and reinvestment of dividends, and utilizing the average market price of a share of each company for the last six months of 1995 and 1998 as the market value of a share of such company on January 1, 1996 and December 31, 1998, respectively (the "Performance Determination"):


             Total Shareholder Return of
             Corporation as Percentile of
             Returns of Other Index              Percent of Award
             Members                             Deemed Earned

                  70% or higher                         100%
                  60%                                    70%
                  50% (median)                           50%
                  40%                                    20%
                  Less than 40%                           0

Any portion of the award hereunder not deemed earned in the Performance Determination shall be forfeited as of the date of the Performance Determination.

5. Other Benefits and Rights of Grantee. The Grantee shall be entitled to the following benefits and rights.

         5.1. Purchase Price. The purchase price for all of the shares deemed earned in the Performance Determination shall be zero.

         5.2. Rights of Stockholder. During the Restriction Period, Grantee shall have all the benefits and rights of a registered stockholder, including, but not by way of limitation, the right to vote all of the non-forfeited shares subject to this award and to receive dividends thereon; provided, however, that the restrictions imposed by the first sentence of paragraph 3 above shall remain in force during such time and shall be a limitation on such benefits and rights.

         5.3. End of Restriction Period. Following the Performance Determination, the Corporation promptly shall deliver to the Grantee a certificate or certificates for all the shares deemed earned in the Performance Determination pursuant to paragraph 4 above. The Grantee recognizes that, under current provisions of federal income tax law, he will recognize ordinary income at the time of the Performance Determination in an amount equal to the aggregate market value of the shares deemed earned pursuant to paragraph 4 above (based on the mean between the high and low trading prices for a share of the Corporation's common stock on the New York Stock Exchange composite tape on such date). Prior to or simultaneously with any such delivery, Grantee shall provide the Corporation with funds (or, in the discretion of the Corporation, with the equivalent in shares of common stock of the Corporation of such funds) necessary to discharge any applicable income tax withholding obligations.

6. Changes in Capitalization or Organization. Nothing contained in this document shall alter or diminish in any way the right and authority of the Corporation to effect changes in its capital or organizational structure; provided, however, that the following procedures shall be recognized.

         6.1. Stock Split, Stock Dividend, or Extraordinary Distribution. In the event the number of shares of common stock of the Corporation is increased at any time during the Restriction Period by a stock split, by declaration by the Board of Directors of the Corporation of a dividend payable only in shares of such stock, or by any other extraordinary distribution of shares, the number of shares granted pursuant to paragraph 2 above shall be proportionately adjusted.

         6.2. Organizational Changes. In the event a merger, consolidation, reorganization, or other change in corporate structure materially changes the terms or value of the common stock of the Corporation, the number of shares granted pursuant to paragraph 2 above shall be adjusted in such manner as the Committee in its sole discretion shall determine to be equitable and consistent with the purposes of the Plan. Such determination shall be conclusive for all purposes with respect to the grant made in paragraph 2 above.

 7. Execution, Delivery, and Performance of Agreement. Grantee shall have no rights with respect to the grant made in paragraph 2 above unless and until such Grantee has executed this Agreement in the space provided below and has delivered one executed copy of same to the Corporation, such delivery to be accomplished within sixty (60) days of the date of award specified in paragraph 1 above. Grantee likewise shall have no rights with respect to the grant made in paragraph 2 above unless such Grantee has otherwise complied with all the terms and conditions contained in this Agreement.

8. Plan and Guidelines to Govern. The grant made in paragraph 2 above and all other provisions contained in this document shall be subject to and interpreted in a manner consistent with the terms and conditions of the Plan and the Guidelines.

                                         USG CORPORATION


                                         By
                                         Corporate Secretary

ACCEPTED:




Grantee:
Date: